EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122746 on Form S-8, Registration Statement No. 333-122742 on Form S-3 and Amendment No. 1 to Registration Statement No. 333-106065 on Form S-2 of RGC Resources, Inc. of our report dated November 15, 2006 (which report expresses an unqualified opinion and includes the audit of adjustments to the 2005 and 2004 financial statements to retroactively reflect the energy marketing business as Discontinued Operations, as discussed in Note 2)), appearing in this Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2006.

/s/ Brown, Edwards & Company LLP

CERTIFIED PUBLIC ACCOUNTANTS

319 McClanahan Street, S.W.

Roanoke, Virginia

December 20, 2006